Exhibit (d)(1)(iv)

AMENDMENT NO. 1

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 1 to the Investment Management Agreement (“Amendment No. 1”), dated as of May 1, 2006, between AXA Premier VIP Trust, a Delaware statutory trust (the “Trust”) and AXA Equitable Life Insurance Company, a New York stock life insurance company (“AXA Equitable”).

The Trust and AXA Equitable agree to modify and amend the Investment Management Agreement, dated as of July 31, 2003, between the Trust and AXA Equitable (the “Agreement”), as follows:

1.	New Portfolios. The Trust hereby appoints AXA Equitable as investment manager of the AXA Target Allocation 2015 Portfolio, AXA Target Allocation 2025 Portfolio, AXA Target Allocation 2035 Portfolio, and AXA Target Allocation 2045 Portfolio (each a “New Portfolio” and collectively, the “New Portfolios”), on the terms and condition set forth in the Agreement.

2.	Duration of Agreement.

a.	With respect to each Portfolio specified in Appendix A to the Agreement, the Agreement will continue in effect until July 31, 2006 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolios specified in Amendment No. 1, the Agreement will continue in effect until May 1, 2008 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to the each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) of shares of such Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

3.	Appendix A. Appendix A to the Agreement, which sets forth the Portfolios of the Trust for which AXA Equitable is appointed as the investment manager, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA PREMIER VIP TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Kenneth T. Kozlowski	By:	/s/ Steven M. Joenk
	Kenneth T. Kozlowski		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

APPENDIX A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

Portfolios

Fund	Management Fee
AXA Conservative Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
AXA Conservative-Plus Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
AXA Moderate Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
AXA Moderate-Plus Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
AXA Aggressive Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
AXA Target Allocation 2015 Portfolio	0.10% of the Portfolio’s average daily net assets
AXA Target Allocation 2025 Portfolio	0.10% of the Portfolio’s average daily net assets
AXA Target Allocation 2035 Portfolio	0.10% of the Portfolio’s average daily net assets
AXA Target Allocation 2045 Portfolio	0.10% of the Portfolio’s average daily net assets